Exhibit 10.1
Amendment No. 1
to the Edwards Lifesciences Corporation 401(k)
Savings and Investment Plan

The Edwards Lifesciences Corporation 401(k) Savings and Investment Plan ("Plan") as amended effective January 1, 2016, to read as follows:

1. Section 2.23 is amended in its entirety by the following:

2.23 “Highly Compensated Employee” for a Plan Year means an Employee who:
(a)    is a 5%-owner (as defined in Section 416(1)(1) of the Code) of an Employer at any time during the Plan Year or the preceding Plan Year; or
(b)    is paid Compensation in excess of $80,000 (as adjusted for increases in the cost of living in accordance with Section 414(q)(1)(B)(ii) of the Code) from an Employer for the preceding Plan Year.
The Plan is intended to satisfy the qualification requirements of the Code, including the coverage and nondiscrimination provisions of Code Sections 410(b) and 401(a)(4). If the Administrative & Investment Committee determines this Plan would violate such restrictions, then the Administrative & Investment Committee is authorized to construe the Plan in a manner necessary to avoid discrimination in favor of Highly Compensated Employees, if the express provisions of the Plan permit such interpretation.

IN WITNESS WHEREOF, a duly authorized officer of the Company and a member of the Administrative and Investment Committee has caused this Plan to be executed on the 2nd day of May, 2016.

EDWARDS LIFESCIENCES
CORPORATION ADMINISTRATIVE
AND INVESTMENT COMMITTEE

By:     /s/ Christine Z. McCauley
Its:    Corporate Vice President, Human Resources

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